Exhibit 99.1

OncoSec Enters into Option Agreement with Sirtex Medical to Co-Promote TAVO™

Sirtex to Pay $5 Million for a Non-Exclusive Option to Co-Promote TAVO in Patients with Checkpoint Refractory Metastatic Melanoma in the U.S. and an Additional $25 Million if the Option is Exercised

PENNINGTON, N.J. and SAN DIEGO, January 19, 2021 /PRNewswire/ -- OncoSec Medical Incorporated (NASDAQ:ONCS) (the “Company” or “OncoSec”) today announced it entered into an agreement with Sirtex Medical, Inc. (Sirtex) granting Sirtex an option to non-exclusively co-promote the Company’s lead product candidate, TAVO™ (tavokinogene telseplasmid) in anti-PD-1 checkpoint refractory metastatic melanoma in the U.S. By entering into this co-promotion, OncoSec intends to capitalize on both the extensive experience Sirtex has in marketing drug/device combination products, as well as their established oncology sales force in the U.S.

Daniel O’Connor, President and Chief Executive Officer of OncoSec, stated, “Sirtex is a strong company with significant experience in the sales and marketing of drug/device combination products to treat cancer. This deal provides OnocSec with the potential to commercialize TAVO with a highly skilled U.S. sales force in this initial indication, while retaining the right to grant others the ability to do so and the flexibility to buy back the rights if warranted.”

Under the terms of the agreement, Sirtex will pay OncoSec $5 million for a non-exclusive option to co-promote TAVO in combination with KEYTRUDA® in patients with anti-PD-1 checkpoint refractory metastatic melanoma in the U.S. If exercised, this option would require Sirtex to pay an additional $20 million in cash and purchase $5 million in common stock of the Company at a market price. The option must be exercised by Sirtex within 90 days of OncoSec’s filing a Biologics License Application (BLA) with the FDA and carries a co-promote term of eight years. OncoSec reserves the right to grant others co-promotion rights, as well as the right to buy back the co-promotion rights for a certain amount determined by the remaining number of years left in the term, but not to exceed $45 million.

Kevin Smith, Chief Executive Officer of Sirtex, stated, “Sirtex has an established oncology sales force in the U.S. and welcomes the opportunity to leverage our resources to market TAVO in patients with anti-PD-1 checkpoint refractory metastatic melanoma in the U.S. We are very impressed with the progress OncoSec has made to date and believe that TAVO represents a viable opportunity to address this high unmet medical need.”

If exercised, the option would require Sirtex to field a sales force to promote TAVO among key target audiences to be agreed upon by OncoSec and Sirtex. To support these efforts, OncoSec will provide materials to help train Sirtex’s team of sales representatives. The companies will share the sales and marketing costs, with OncoSec assuming approximately two thirds of such costs and Sirtex assuming approximately one third. OncoSec will pay Sirtex a high-teens royalty on net sales in the indication in the U.S. The companies will establish a joint committee pertaining to sales and marketing activities to be undertaken, with OncoSec retaining final decision making authority for all matters relating to TAVO, including, but not limited to, pricing, supply terms, manufacturing and clinical trials. Additionally, OncoSec shall invoice and book all sales.

Sirtex is a global healthcare business with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,400 medical centers in over 50 countries. For more information, visit www.sirtex.com.

About TAVO™

OncoSec’s gene therapy technology combines TAVO (tavokinogene telseplasmid), a DNA plasmid-based interleukin-12 (IL-12), with an intra-tumoral electroporation gene delivery platform to achieve endogenous IL-12 production in the tumor microenvironment that enables the immune system to target and attack tumors throughout the body. TAVO has demonstrated a local and systemic anti-tumor response in several clinical trials, including the pivotal Phase 2b trial KEYNOTE-695 for metastatic melanoma and the KEYNOTE-890 Phase 2 trial in triple negative breast cancer (TNBC). TAVO™ has received both Orphan Drug and Fast-Track Designation by the U.S.Food & Drug Administration for the treatment of metastatic melanoma.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO( tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach along with an acceptable safety profile, warranting further development. In addition to TAVO,OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ is a trademark of OncoSec Medical Incorporated.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

SIR-Spheres® is a registered trademark of Sirtex SIR-Spheres Pty Ltd.

Risk Factors and Forward-Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, the impact of COVID-19 on the supply of our candidates or the initiation or completion of clinical trials and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact

Kim Jaffe, Ph.D.

Assistant Vice President, Business Development & Operations

+1-858-210-7330

kjaffe@oncosec.com

Media Contact

Patrick Bursey

LifeSci Communications

+1-646-970-4688

pbursey@lifescicomms.com